UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 22, 2011

Tiger X Medical, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-21419	23-2753988
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7625 Hayvenhurst Ave., Unit 49, Van Nuys, California		91406
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(818)780-6677

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Upon recommendation of the Nominating Committee, the Board of Directors of Tiger X Medical, Inc. (the "Company") appointed Jonathan Brooks ("Mr. Brooks") as a director of the Company effective as of August 22, 2011.

Mr. Brooks is the primary portfolio manager of JMB Capital Partners Master Fund, L.P. (the "JMB Fund") and the managing partner and managing member of the JMB Fund’s investment adviser and general partner, respectively, both of which he founded in 2002. Mr. Brooks is the brother of Dr. Andrew Brooks, the Company’s Chief Executive Officer.

On November 2, 2010, the Company and Mr. Brooks entered into a Secured Promissory Note with the Company in the amount of $300,000 (the "J. Brooks Note"). Pursuant to the terms of the J. Brooks Note, the Company had promised to repay Mr. Brooks the principal sum of $300,000 together with all accrued but unpaid interest on or before March 1, 2011, but which could be extended by the Company by up to 60 days. On February 22, 2011, the Company notified Mr. Brooks of its intention to extend the maturity date beyond March 1, 2011 for up to 60 days (the "Extension Period"). The J. Brooks Note carried a simple interest rate of 12.0% per annum from November 2, 2010 until March 1, 2011 and a simple interest rate of 17.0% during the Extension Period.

In connection with the J. Brooks Note, the Company entered into a Security Agreement with Mr. Brooks, in which the Company granted a security interest, up to the amount of the principal and interest, in all of the Company’s right, title and interest in all of the Company’s assets, other than its accounts receivable.

On March 18, 2011, the Company repaid the J. Brooks Note in full in the amount of $314,266.67, which included $14,266.67 in accrued interest.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tiger X Medical, Inc.

August 24, 2011	By:	Andrew Brooks, M.D.

Name: Andrew Brooks, M.D.
Title: Chief Executive Officer